Vonage Holdings Corp.
Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-131659
May 8, 2006

Important Customer Information Regarding Vonage’s Proposed IPO

Dear Valued Vonage Customer,

As you may know, Vonage has filed a registration statement with the Securities and Exchange Commission (SEC) related to its proposed initial public offering (IPO) of common stock. Because much of our success is attributable to our customers, we have asked the underwriters of the IPO to reserve shares of common stock for sale to certain Vonage customers at the IPO price in a Directed Share Program.

You may be eligible to participate in the directed share program if you meet certain eligibility requirements, including having been a Vonage customer from December 15, 2005 through February 1, 2006. You do not need to continue to be a Vonage customer in order to participate. Further information about the terms and conditions of the Directed Share Program, including the eligibility requirements and the process for participating in the program, are available in our registration statement and at the following website:

www.vonageipo.com

Thank you,

Vonage

Vonage Holdings Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Vonage Holdings Corp. has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-869-5224.

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